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Exhibit 10.20


                           MUTUAL CONSULTING AGREEMENT


         Mutual Consulting Agreement ("Agreement") made this 1st day of February 2005 by and between CIIC Investment Banking Services (Shanghai) Company, Limited, a Chinese limited liability Company ("CIIC") located at Rm W635. Jingjiang Junling Building, Shanghai, China 200020, and China Direct Investments, Inc., a Florida corporation located at 5301 N. Federal Hwy, Suite 120 Boca Raton, FL 33487 ("CDI").

                              W I T N E S S E T H:

A. CIIC and CDI wish to coordinate resources in their joint efforts to to assist Chinese entities to access the U.S. capital markets.

B. CIIC desires to engage the services of CDI as its representative in the United States. As the U.S. representative, CIIC will look to the CDI for advice as it relates to general business affairs and customs in the United States.

C. CDI desires to engage the services of CIIC as its representative in China. As the Chinese representative, CDI will look to CIIC for advice as it relates to general business affairs and customs in China.

D. NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1. Consulting Services.

a Upon the terms and subject to the conditions contained in this Agreement, CIIC and CDI hereby agrees that during the term of this Agreement, each will undertake the performance of services as outlined in section A above.

b Upon the terms and subject to the conditions contained in this Agreement, CIIC and CDI hereby agree that during the term of this Agreement, each will support the efforts of each, CDI and CIIC, in their efforts and activities to assist Chinese entities to access the U.S. capital markets. CIIC and CDI will coordinate efforts in the identification, evaluation, structuring, negotiating and closing of transactions with Chinese entities (whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise).

c Upon the terms and subject to the conditions contained in this Agreement, CDI and CIIC hereby agree that during the term of this Agreement, each will undertake the performance of services as outlined in this Agreement.

i.     Marketing efforts to brand the services of each CDI and CIIC
ii.    General business consulting
iii.   Translation of Chinese/English documents
iv.    Management of professional resources, i.e. legal and accounting services
v.     Identification and evaluation of potential mergers and acquisitions
vi.    Introduction to and assessment of potential sources of investment capital
vii.   Screening and due diligence of candidates
viii.  Offering assistance in GAAP auditing
ix.    M&A strategy planning and analysis
x.     Cross-border transactions

2. Term. The Agreement shall be for a term of thirty-six (36) months from the date hereof. This Agreement may be extended for an additional twelve (12) months upon the mutual agreement of both CIIC and the CDI.

3. Compensation. CIIC and CDI shall pay fees and expenses to each entity and/or its designees. At the mutual agreement of CIIC and CDI and/or its designees, each can pay to one another and/or its designee's fees in either cash or other marketable securities.

4. Breach of Contract. The sole remedy of this contract in respect of any material breach of this Agreement by CDI shall be to terminate this Agreement upon the giving of thirty (30) days' prior written notice, but no such termination shall affect the fees payable pursuant to Paragraphs 3 hereof.

5. Termination. Either party may terminate this Agreement upon the giving of thirty (30) days' prior written notice, but no such termination shall affect the fees payable pursuant to Paragraphs 3 hereof.

6. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

9. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

11. Natural Disaster. In the event that any obligation of either party is prevented or delayed by circumstances of natural disaster, such party will be excused from any failure to perform any such obligation under this Agreement to the extent that such failure is caused by any such circumstances.

12. Notices. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to:

CDI:                                                       CIIC:

James Wang, PhD.                                      Robert Zhuang
CEO, Eastern Operations                               Rm W635
China Direct Investments, Inc.                        Jingjiang Junling Building
5301 N. Federal Highway, Suite 120                    Shanghai, China 200020
Boca Raton, FL 33487                                  Tel: 8621-54660915
561.989.9171      phone                               Fax: 86-21-54660917
561.989.9206      Fax                                 robert@ciicib.com.cn
james@cdii.net    email
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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CIIC Investment Banking Services (Shanghai)       China Direct Investments, Inc.
Company, Limited,


[Sign name]                                                  [Sign name]


Robert Zhuang                                            Yuejian (James Wang  )
------------------------------------                  --------------------------
[Print name]                                                 [Print name]


General Manager                                          CEO, Eastern Operations
--------------------------------------------          --------------------------
[Title]                                                      [Title]


2/01/2005                                                    1/01/2005
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[Date]                                                       [Date]